EXHIBIT 10.3

EMPLOYMENT AGREEMENT entered into by and between ViewPoint Financial Group ("Company") and GAROLD ROBERT BASE ("Executive").

IT IS AGREED:

1.             EMPLOYMENT TERM:

             1.1             RETENTION OF EXECUTIVE - Company hires and retains Executive as its President and Chief Executive Officer.

             1.2             TERM AND EXTENSION -- The term of this Agreement shall be the period commencing on the date on which ViewPoint Bank ("Bank") converts to stock form as the subsidiary of Company (the "Commencement Date") and ending on December 31, 2009, subject to earlier termination as provided herein. Beginning on January 1, 2007, and on each January 1 thereafter during the term, the term shall be extended by one additional year such that the term as so extended shall be a period of three years, provided that (1) Company has not given notice to Executive in writing at least 90 days prior to such January 1 that the term of this Agreement shall not be extended further; and (2) at least 90 days prior to such January 1, the Board of Directors of Company explicitly reviews and approves the extension based upon a performance review in which the Board has determined that Executive's performance has been satisfactory or better.

2.             DUTIES AND RESPONSIBILITIES:

             2.1             GENERAL DUTIES AND RESPONSIBILITIES -- Executive shall perform the duties and responsibilities of President and Chief Executive Officer of Company in accordance with applicable federal laws and regulations and the bylaws, rules and regulations of Company and shall provide executive management services for Company. Executive, subject to the direction and approval of the Board of Directors of Company (the "Board of Directors"), shall formulate, approve, supervise and direct the methods of keeping the records of Company, statistical or otherwise, and shall prepare or cause to be prepared all such reports as are required by law or regulation, including, but not limited to statements and reports to the Board of Directors and the stockholders of Company, and shall, from time to time, and at any time upon request, make reports to the Board of Directors on the business affairs and financial condition of Bank and Company. This shall not be deemed to limit the powers of the Board of Directors to engage at any time public accountants, counsel and consultants to examine and report concerning the accounts and financial and other affairs of Company, and for the purpose of making such examination such public accountants, counsel and consultants shall have access to all records of Company. Executive shall perform such other duties and services as may be entrusted to Executive by Company in accordance with its bylaws and consistent with Executive's office and the terms of this Agreement. Executive shall report and be responsible to the Board of Directors.

             2.2             ADDITIONAL DUTIES AND RESPONSIBILITIES -- In addition, Executive shall:

                          2.2.1             Have full and exclusive authority to hire, compensate and terminate Company staff within the framework of the approved budget for Company.

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                          2.2.2             In consultation with the Board of Directors, retain outside legal counsel and other consultants for Company, except to the extent that the Board of Directors or an authorized committee of the Board of Directors retains outside counsel or consultants.

                          2.2.3             Recommend as appropriate the selection of outside certified public accountants.

                          2.2.4             Be provided by Company or Bank on Company's behalf with a private office, secretarial assistance and such other facilities and equipment, consistent with Executive's position and adequate for the performance of Executive's duties under this agreement.

3.             COMPENSATION - For his services under this Agreement, Executive shall be entitled to the same cash and other compensation and benefits as he is entitled to under the Employment Agreement by and between Bank and Executive entered into as of the same date as this Agreement (the "Bank Employment Agreement"). There shall be no duplication of benefits by Company and Bank and whatever is provided by Company shall be credited to the obligation of Bank under the Bank Employment Agreement and vice versa. In addition, Executive shall be entitled to participate in all compensation plans of Company in which compensation is provided in the form of Company stock or options for Company stock, or is otherwise Company stock-related.

4.             OTHER ACTIVITIES -- Executive, during the term of this Agreement, except as otherwise agreed to by Executive and the Board of Directors, shall not work with or accept or receive any compensation or consideration from any other organization, firm, bank, savings association, credit union, person, corporation, or otherwise, for services to be performed or performed by Executive unless the work or services can be performed by Executive without materially interfering with Executive's duties set forth in this Agreement and otherwise do not represent a conflict of interest as set forth in Bank's employee handbook. However, Executive may serve, with or without compensation, as a lecturer, consultant to others or as a director of a non-banking related company, and engage in other activities which do not materially interfere with Executive's ability to perform the duties and responsibilities under this Agreement and otherwise do not represent a conflict of interest under Bank's employee handbook. In all cases, the Bank should be informed of these activities for purposes of complying with securities and regulatory disclosure obligations.

             Executive shall be expected to and encouraged to continue Executive's education in areas and general subject matter which can be beneficial and advantageous to the current and future operation of Company, at the expense of Company. Included among such educational programs which are deemed beneficial and advantageous to Company (without limitation) are education and management programs and chapter attendance and programs of trade associations and similar organizations of banks and thrift institutions and conferences, conventions and educational and related programs of such organizations and organizations of bank and thrift executives, and other educational and related programs deemed by Company to be of benefit to Company. Company shall pay all annual membership dues and fees, and travel and related costs associated with Executive's participation in such programs, including his spouse's travel and related costs when she accompanies him.

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5.             NONDISCLOSURE OF CONFIDENTIAL INFORMATION -- Executive shall not, during the term of this Agreement, or any time thereafter, impart to anyone any confidential information which Executive may acquire in the performance of Executive's duties under this Agreement, except as permitted by Company or under compulsion of law.

6.             INDEMNIFICATION -- Executive shall be entitled to indemnification to the maximum extent permitted under Company's bylaws.

7.             EFFECT OF AGREEMENT -- This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of Executive's rights under this Agreement without the written consent of Company. In the event of a merger, transfer, consolidation, or reorganization involving Company, this Agreement shall continue in force and become an obligation of Company's successor.

8.             AMENDMENT AND TERMINATION:

             8.1              MUTUAL AGREEMENT -- This Agreement may be altered, amended or terminated at any time by the mutual written agreement of Executive and Company.

             8.2             TERMINATION -- The Board of Directors may terminate Executive's employment at any time, but, except in the case of termination for cause (as defined below), termination of employment shall not prejudice Executive's right to compensation or other benefits under this Agreement. In the event that the Board of Directors terminates the employment of Executive not for cause and not due to his death, retirement or disability, he shall be entitled to liquidated damages as specified in Section 14.1 of the Bank Employment Agreement, subject to the same conditions as apply to liquidated damages under the Bank Employment Agreement, including without limitation an offer by Executive to continue to provide services to Company on the terms contemplated by this Agreement which offer is declined by Company, mitigation of such damages as provided for in Section 14.2 of Bank Employment Agreement to the extent that payments in mitigation are not made to Bank, execution of a release as provided for in Section 14.3 of Bank Employment Agreement, and compliance with the noncompetition requirements of Section 15 of Bank Employment Agreement. To the extent that Executive receives such liquidated damages from Bank, Company shall have no liability for damages under this Agreement.

             For purposes of this Agreement, Executive's employment shall be deemed to have been terminated by Company, if, in the absence of termination for cause or termination due to disability pursuant to Section 8.2.3 of this Agreement, he resigns following:

                          (i)             relocation of his principal workplace outside a radius of 50 miles from Company's main office location at the date of this Agreement;

                          (ii)             a reduction in Executive's responsibilities and authorities inconsistent with the position of President and Chief Executive Officer of Company;

                          (iii)             a demotion from the position of President and Chief Executive Officer; or

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                          (iv)             a material reduction in Executive's compensation and benefits except as part of an overall program applied to all members of Company's senior management.

                          8.2.1             In the event of termination of Executive's employment for cause Company shall pay Executive his Base Salary (as defined in Bank Employment Agreement) through the date of termination, to the extent that Bank has not done so, and Company shall have no further obligation to him under this Agreement. For purposes of this Agreement 'termination for cause' or 'termination of Executive's employment for cause' shall mean termination of the employment of Executive because of his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board called and duly held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), stating that in the good faith opinion of the Board, Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof.

                          8.2.2             Executive may terminate his employment voluntarily at any time upon 90 days' written notice to Company or such shorter period as may be agreed upon between Executive and the Board of Directors. In the event of such voluntary termination, Company shall be obligated to continue to pay him his Base Salary and benefits accrued only through the date of termination, at the time such payments are due, to the extent that Bank has not done so, and Company shall have no further obligation to him under this Agreement.

                          8.2.3             If Executive becomes permanently disabled as defined in Section 13.2.4 of the Bank Employment Agreement, Company shall be entitled to terminate this Agreement and his employment, but he shall be entitled to receive benefits under such disability plan.

                          8.2.4             If Executive is suspended and/or temporarily prohibited from participating in the conduct of Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

                          8.2.5             If Executive is removed and/or permanently prohibited from participating in the conduct of Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                          8.2.6             If Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of Company under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

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                          8.2.7             Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

                          8.2.8              Company and Executive hereby stipulate that the damages which may be incurred by Executive following termination of employment such that he is entitled to damages under Section 8.2 are not capable of accurate measurements as of the date this Agreement is entered into and that the payments and benefits contemplated by Section 8.2 constitute reasonable liquidated damages under the circumstances and shall be payable without any requirement of proof of actual damage but shall be subject to mitigation as provided in Section 8.2. Company and Executive further agree that the payments and benefits due under Section 8.2 are conditioned on the receipt of Executive's resignation from any and all positions which he holds as an employee of Company or any of its subsidiaries or affiliates.

9.             RELEASE OF CLAIMS - No damages shall be due under Section 8.2 of this Agreement unless Executive executes a release of claims against Company which shall provide that Executive waives, releases and covenants not to sue or otherwise institute legal or administrative proceedings, or make any claim of any nature against Company, its subsidiaries or affiliates, successors, assigns, directors, officers, employees or agents with respect to any matter arising out of or related to Executive's employment relationship with Company and its subsidiaries or affiliates.

10.             NONCOMPETITION - During the term of this Agreement and for a period of eighteen (18) months from or after the expiration or earlier termination of this Agreement, Executive agrees that he will not, directly or indirectly, as employee, partner, individual proprietor, officer, director, consultant or otherwise, participate in any enterprise (including, without limitation, any financial institution) engaged in the delivery of financial services located within a 40 mile radius of Bank corporate headquarters, which competes with Company, its subsidiaries or its affiliates.

11.             SECTION 280G REDUCTION -- Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by Executive in connection with a change in control would cause any amount to be nondeductible for federal income tax purposes pursuant to 26 U.S.C. Section 280G of the Code, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to Executive without causing any amount to become nondeductible pursuant to or by reason of such Section 280G. Executive shall determine the allocation of such reduction among payments and benefits to Executive.

12.             LEGAL FEES -- In the event of a dispute arising out of this Agreement, reasonable attorneys fees and costs to Executive resulting from such dispute shall be paid by Company only if Executive prevails in such dispute.

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13.             OTHER PROVISIONS

             13.1             JOINT EFFECT OF AGREEMENT -- Nothing in this Agreement shall be deemed to create a partnership or agency relationship between Company and Executive to make Executive jointly liable with Company for any obligation arising out of the activities and services contemplated by this Agreement.

             13.2             SECTION HEADINGS -- Section headings and numbers have been inserted for convenience of reference only, and if there shall be any conflict between any such headings or numbers and the text of this Agreement, the text shall control.

             13.3             WAIVER -- Waiver by either party of any term or condition of this Agreement or any breach shall not constitute a waiver of any other term or condition or breach of this Agreement.

             13.4             EXECUTION AND APPLICABLE LAW -- This Agreement has been executed in the City of Plano, Collin County, Texas and shall be governed in accordance with the laws of the State of Texas in every respect except to the extent that federal law controls.

             13.5             NOTICES -- Any notice of communication permitted or required by this Agreement shall be in writing and shall become effective two days after the mailing thereof by certified mail, return receipt requested, postage prepaid addressed:

                          13.5.1             If to Company, to: 1309 West 15th Street, Plano, Texas 75075, or such address as Company may specify in writing delivered to Executive, with a copy to the general counsel for Company.

                          13.5.2             If to Executive, to 2100 Crown Knoll, Plano, Texas 75093, or such address as Executive may specify in writing delivered to Company.

14.             ENTIRE AGREEMENT -- This Agreement, insurance agreement, retirement plans and supplementary employment agreements providing for deferred compensation contain all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, arrangements and communications between the parties concerning such subject matter, whether oral or written.

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IN WITNESS WHEREOF, the parties to the Agreement have signed it on this the _______ day of __________________________, 2006.

VIEWPOINT BANK

Attest ____________________ Sherrie Tawwater Executive Assistant	By	______________________________ James McCarley Chairman

Executive

______________________________
Garold R. Base
President and Chief Executive Officer

End.